Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
eFunds Corporation:

We consent to incorporation by reference in the registration statements filed on Form S-8 (File Nos. 333-51568, 333-51564, 333-51536, and 333-44830) of eFunds Corporation of our reports dated March 14, 2005, relating to the consolidated balance sheets of eFunds Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of eFunds Corporation.

/s/ KPMG LLP
Phoenix, Arizona
March 14, 2005